EXHIBIT 10.1

                             PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into on this 17 day of January, 2012 by and between Natural Resource Group, Inc., a Colorado Corporation (hereinafter "NRG") and National Petroleum Corporation, a Kansas Corporation (hereinafter "National"). The companies described above may be referred to as a "Party" or collectively as the "Parties".

WHEREAS NRG has previously acquired leasehold interests in and to certain oil and gas leases (all of which are currently held by production ("HBP")), as well as some mineral fee interests, covering approximately 5,241 acres, that are more particularly described in those leases listed in Exhibit "A" attached hereto and made a part hereof (hereinafter the "Underlying Leases"); and

WHEREAS National has agreed to provide NRG with funds for certain development projects on the Underlying Leases, in accordance with the terms and conditions of this agreement (the "Agreement"),

NOW THEREFORE, in consideration for the obligations and promises set forth below the Parties agree as follows:


                I. PROMISSORY NOTE, OVERRIDING ROYALTY, MODIFIED
                      NET PROFITS INTEREST, AND OTHER TERMS

     1.1 Funding Additional Development. NRG owns a 100% working interest and an 82.5% net revenue interest in the Underlying Leases. National has agreed, through the attached Convertible Promissory Note, to provide funds to NRG to conduct the Additional Development on the Underlying Leases. The Additional Development is generally described as (a) the upgrading of the existing plant and related equipment; (b) any permitting and related work necessary to drill three shallow gas wells on the Underlying Leases; and (c) the actual drilling and completion of three shallow gas wells on the Underlying Leases. NRG shall use the funds provided for in the Convertible Promissory Note ($350,000), attached as Exhibit "B", for the purpose of conducting the Additional Development. A detailed description and budget for expenditures expected to be incurred by NRG for Additional Development is attached hereto as Exhibit "B-1". Funds are made available for draw pursuant to the Convertible Promissory Note in three (3) tranches, as follows:

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       Draw Date              Amount                         Purpose
       ---------              ------                         -------

   Date of Issuance           $150,000          Phase I-Additional Development
   As Drawn by NRG            $100,000          Phase II-Additional Development
   As Drawn by NRG            $100,000          Phase III-Additional Development

     The phases of Additional Development (Phase I, II and III) are as described and inferred from the expected expenditures in each phase as provided by Exhibit "B-1". The expected expenditures described in Exhibit "B-1" have been prepared in good faith by NRG. The Parties acknowledge that the development of oil and gas resources is inherently unpredictable. The expenditures in Exhibit "B-1" may be subject to change in the event that NRG encounters difficulties or unexpected circumstances in conducting the Additional Development. NRG shall not incur any liability in regards to Exhibit "B-1" so long as NRG acts in good faith to forward the general purposes of the Additional Development. The funds provided pursuant to the Promissory Note shall be kept by NRG in a segregated account. NRG shall provide National, within 30 days of the end of each month commencing with the month in which this Agreement is executed, a detailed statement reflecting the type and amount of expenditures paid from funds drawn upon the Convertible Promissory Note. Successive draws upon the Convertible
     Promissory Note shall be available to NRG upon providing good and sufficient evidence to National of NRG's successful completion of the preceding phase(s) of the Additional Development and the payment of the related expenditures. In the event NRG completes the Additional Development and Convertible Promissory Note funds remain undrawn or unexpended, NRG shall have the right to use the remaining funds for its general corporate purposes.

      1.1.A   Election to Increase the "Additional Development".

     Within forty (40) days of the conclusion of the Additional Development described above, NRG shall provide National with a full accounting of costs incurred. NRG shall also provide National with its good faith opinion as to whether it is feasible to drill a fourth well with the remaining funds. If it is NRG's good faith opinion that it is feasible to drill an additional well out of the remaining funds then NRG shall proceed with the drilling of the fourth well. If NRG indicates that it is not feasible then National shall elect from 3 options:

               (1) National may elect to increase the Maximum Amount of the Promissory Note to such amount that the Parties mutually agree is sufficient to provide for the drilling of a fourth well, and provide such additional funds to NRG in a fourth tranche.

               (2) National may request an estimate from NRG concerning the details and cost of shooting seismic on the Underlying Leases. If there are sufficient funds remaining to cover the expense of shooting seismic, National may elect to have NRG use the funds for such purpose.

                                       2
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               (3)  National  may elect to consider the  Additional  Development fully completed and the remaining funds may be used by NRG in the sole discretion of NRG.

                 Upon receiving the accounting and opinion discussed above from NRG, National shall have twenty (20) days to provide NRG with written notice of its election. If National fails to provide NRG with written notice, then National shall be deemed to have elected the option specified in Article 1.1.A(3).

     1.2 Modified Net Profits Interest in Existing Wells. Upon execution of this Agreement, and as part of the consideration for National entering this Agreement, NRG shall assign to National a 20% Modified Net Profits Interest in the existing Garcia Field producing wells by assignment in the form of Exhibit "C" attached, such Wells being described in Schedule "1" attached thereto.

     1.3 Modified Net Profits Interest in Additional Wells. Upon the completion of each of the wells drilled in the course of Additional Development as described, above, NRG shall assign to National a 20% Modified Net Profits Interest in such wells, by completing and recording of a Schedule "2" as referred to in Exhibit "C" attached hereto.

     1.4 Assignment of Royalty Interest. Upon execution of this Agreement, NRG shall assign to National a 1% Overriding Royalty Interest in the Underlying Leases, such assignment to be in the form of Exhibit "D" attached hereto.

     1.5 Additional Garcia Acreage. In the event that NRG acquires additional acreage that is within a 10 mile radius of any land covered by an existing Underlying Lease, then all terms and provisions of this Agreement shall apply to that acreage in addition to the Underlying Leases, and Exhibit "A" shall be formally supplemented to include such acreage and the Leases pertaining thereto. However, under no circumstances shall this Article (1.5) be applied to more than 2,000 gross acres. This Article (1.5) shall apply for a period of three years after the execution of this Agreement. At the conclusion of the three year period Article 1.5 shall expire and be of no further effect.

                       II. RIGHT TO FURTHER PARTICIPATION

     2.1 Right to Further Participate. At the conclusion of the Additional Development, upon mutual agreement, the Parties may engage in two additional three-well drilling programs. There shall be no obligation on the part of either Party to go forward with any further operations under this Agreement other than those described in Article I, and either Party may elect not to participate in further operations.

     2.2 Additional Documentation in Event of Further Participation. In the event the Parties mutually elect to participate in further development

                                       3
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          this  Agreement  may continue to govern the  relationship  between the
          Parties, subject to such additional terms as the parties may then agree.

                III. REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

     3.1 NRG Obligations. NRG shall promptly notify National and provide details regarding the occurrence of: (i) any written notice of default or termination received or given to NRG with respect to the Underlying Leases, (ii) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Underlying Leases.

     3.2  NRG's Representations and Warranties.

          (a) NRG holds the rights to certain interests in the Underlying Leases described in Exhibit A, free and clear of any liens, claims, burdens or encumbrances except for the security interest held by Energy Oil and Gas, Inc. ("EOGI") with an approximate unpaid balance of $190,000. EOGI's security interest in the Underlying Leases shall be made second, subordinate and inferior to National's Deed of Trust, Mortgage and Security Agreement as described in the Convertible Promissory Note.

          (b) The Leases are in full force and effect, and no notice of breach, default or termination has been received by NRG, or to the knowledge of NRG, by any other party. The Underlying Leases, together with applicable law, contain the entirety of NRG's obligation to the lessors, and no other understanding or agreement exists between NRG and any lessor in relation to the subject matter of this Agreement, except as otherwise stated in this Agreement.

          (c) Documents. NRG has provided National with complete and correct copies of the Underlying Leases. NRG hereby warrants that all rental payments due concerning the Underlying Leases have been paid in a timely manner, and the Underlying Leases are currently held in their entirety by production. These Leases are described in Exhibit A.

          (d) NRG is aware of no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to NRG's knowledge, threatened in connection with the Underlying Leases which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

          (e) NRG is aware of no Preferential Rights or options to purchase which will be triggered by the execution of this Agreement or which would impair National's rights and interests under the terms of this Agreement.

     3.3  National's Representations and Warranties.

          (a) There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to National's knowledge, threatened against National which would have an adverse effect upon this Agreement.

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          (b)  National  has  sufficient  funds  and  reserves  to  enable it to perform its obligations under this Agreement.

     3.4  Mutual Obligations and Warranties.

          (a) Corporate Authority. Each Party is duly organized and validly existing under the laws of the country-regionplaceUnited States. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Agreement. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

          (b) Other Representations and Warranties. Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

                    i. violate any applicable laws, regulations, judgment, decree or award;
                    ii.  contravene the organization documents of a Party; or
                    iii. result  in a  violation  of a  term  or  provision,  or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

          (c) All representations and warranties given under this Agreement shall, for the contractual term set forth herein, be deemed repeated and valid, true and correct as of the execution of this Agreement, and each Party agrees to inform the other Party of any

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               material  changes  to  the  facts  in  the   representations  and
               warranties upon the occurrence of such change

     3.5  Disclaimer of Additional Warranties.

          (a) Except for the representations and warranties provided in this article, NRG and National make no, and disclaim any, warranty or representation of any kind, either expressed, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to National in connection with this Agreement.

          (b) National acknowledges that NRG makes no warranties regarding the oil and gas potential related to or the likelihood of success of the Underlying Leases.

          (c) NRG makes no warranty of title concerning the Underlying Leases subject to this Agreement. NRG agrees to indemnify National solely regarding claims of any and all persons claiming by, through or under NRG, but not otherwise. NRG expressly disclaims any liability for title issues concerning the Leases which arose prior to NRG taking a legal interest in the Underlying Leases concerned.

                            IV. GENERAL PROVISIONS.

     4.1 Due Diligence. NRG has made available to National all geologic and geophysical information in its possession regarding the Underlying Leases. This information includes but is not limited to seismic and geologic data well logs, cement bond logs, well samples, and coring data. NRG makes no representations of accuracy regarding such data. National agrees to keep all such information confidential.

     4.2 Acceptance of Prior Terms. National hereby ratifies, confirms and accepts the terms of the Underlying Leases, and agrees to abide by the terms of the Underlying Leases so far as it concerns National's Modified Net Profits Interest and Overriding Royalty Interest.

     4.3 Tax Obligations. Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all obligations under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws, regulations or other government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.

     4.4 Notices. All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, however e-mail is acceptable. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

      Name:      Natural Resource Group, Inc. Name:     National Petroleum Corp.
      Address:   1789 W. Littleton Blvd.      Address:  597 W. Waterview Drive
                 Littleton, CO  80120                   Green Valley, AZ  85614
      Email:     plaird@nrgcolo.com           Email:    rrmcginnis@cox.net
      Telephone: (303) 797-5417x246           Telephone:(520) 490-6824

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     4.5  Governing Law and Dispute Resolution.  This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of StateplaceColorado. This Agreement shall be subject to
          the   exclusive   jurisdiction   of  the  courts  in   PlaceNameDenver
          PlaceTypeCounty in the state of StateplaceColorado. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

          Neither party shall have any right or obligation to engage in any arbitration proceeding regarding issues arising under this Agreement.

     4.6 Force Majeure. If either Party is rendered unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure, then performance (other than obligations for the payment of money and the delivery of instruments) is excused to the extent it is affected by the Force Majeure and both Parties' obligations hereunder shall be suspended during the period of Force Majeure. The term "Force Majeure" will mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war blockage, public riot, lightning, fire, flood, explosion, governmental action, governmental delay, restraint, or inaction, delays in obtaining permits, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within either Parties' control. Either Party claiming a Force Majeure event shall give notice to the other Party of the Force Majeure within a reasonable time after the events occur, and reasonably describe the events constituting the Force Majeure.

     4.7 Further Assurances. Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

     4.8 Waiver. No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

     4.9 Joint Preparation. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

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     4.10 Severance of Invalid  Provisions.  If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

     4.11 Modifications. There shall be no modification of this Agreement except by written consent of all Parties.

     4.12 Priority of Agreement. In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail.

     4.13 Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular article.

     4.14 Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, either party is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

     4.15 Entirety. With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

     4.16 Merger.   This  Agreement  shall  not  merge  but  shall  survive  all conveyances of interests.

     4.17 Costs. NRG shall pay the costs of recording the instruments (assignments and Deed of Trust, Mortgage and Security Agreement) contemplated hereby for recording, together with any associated registration fees, revenue stamps, mortgage taxes and the like.

     4.18 Effective Date. This Agreement shall be effective upon execution by both Parties.

Agreed and accepted this 17 day of January, 2012.


                           [Signature Page to Follow]


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



NATIONAL PETROLEUM CORPORATION

/s/ Ron McGinnis                          1/17/2012
---------------------------------         ------------------------
By: Ron McGinnis                          Date
President


NATURAL RESOURCE GROUP, INC.

/s/ Paul Laird                            1/17/2012
---------------------------------         ------------------------
By:Paul Laird                             Date
Chief Executive Officer

                                       9
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                                                 Schedule "1"
                                                EXISTING WELLS
 Natural Resource Group, Inc. Royalty Assignment to National Petroleum Corp. Descriptions



              Well                          Location              API Number      Footage     Assignor's Net
                                                                                             Revenue Interest

          Garcia 34-14                SESW 34 33S 62W 6PM        05-071-07232   All Depths        82.5%

           Garcia 4-12                 NWSW 4 34S 62W 6PM        05-071-07235   All Depths        82.5%

           Windy Point                 NWNW 3 34S 62W 6PM        05-071-09644   All Depths        82.5%

              Mirah                    NWSW 3 34S 62W 6PM        05-071-09451   All Depths        82.5%


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                                  Schedule "2"

                                ADDITIONAL WELLS

 Natural Resource Group, Inc. Royalty Assignment to National Petroleum Corp. Descriptions


Well         Location            API Number        Footage       Assignor's Net
                                                                Revenue Interest







                                       2